Exhibit 99.1

GOLD RESOURCE CORPORATION COMPLETES $5.18 MILLION PRIVATE PLACEMENT;
ADDITIONAL FUNDING TO SUSTAIN ACCELERATED EXPLORATION SCHEDULE

Private placement priced 20% above September 2006 IPO

DENVER - December 8, 2006 - Gold Resource Corporation (GRC) (OTCBB: GORO) today announced it has closed a $5.186 million private placement of 4.322 million shares of restricted common stock at $1.20 per share, with no warrants.

In September 2006, GRC completed an initial public offering of 4.6 million shares at $1.00 per share. The Company originally planned to sell 7 million shares in the IPO, but due to time constraints, the offering was closed early at 4,600,000 shares. The recent private placement has secured additional funds and has done so at a share price 20% higher than the initial offering. The additional funding will allow GRC to maintain its accelerated exploration schedule, which management anticipates will lead to an early-2007 production decision related to the Company’s El Aguila high-grade gold and silver project in Oaxaca, Mexico.

William W. Reid, GRC’s president, said, “This funding will allow us to immediately initiate our feasibility study, prepare for construction of a new road that will access both our proposed mill site and new drill targets identified in our recent geochemical survey, and bring in a second drill to accelerate exploration of this exciting high-grade gold and silver property. These funds should be sufficient to get us to a production decision within our targeted time frame.”

About GRC
GRC is a production-oriented mining company pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company is specifically focused on three potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com.

The common stock sold to the investor has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock.
This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding GRC’s strategy, future production, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to GRC on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the company’s Form SB-2 filed with the Securities and Exchange Commission.

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Contacts:
William W. Reid, President      Geoff High
Gold Resource Corporation      Pfeiffer High Investor Relations, Inc.
303-320-7708        303-393-7044